Exhibit (e)(26)

SALIX PHARMACEUTICALS, LTD.

AMENDED AND RESTATED 2014 STOCK INCENTIVE PLAN

TABLE OF CONTENTS

ARTICLE 1 . INTRODUCTION	1

1.1. Purpose of the Plan.	1
1.2. Nature of Awards.	1
1.3. Effective Date and Term of Plan.	1

ARTICLE 2 . DEFINITIONS AND CONSTRUCTION	2

2.1. Definitions.	2
2.2. Construction.	5

ARTICLE 3 . ELIGIBILITY	6

3.1. In General.	6

ARTICLE 4 . ADMINISTRATION OF THE PLAN	7

4.1. In General.	7
4.2. Delegation to Committees and Officers.	8

ARTICLE 5 . STOCK SUBJECT TO THE PLAN	9

5.1. Number of Shares.	9
5.2. Substitute Awards.	9

ARTICLE 6 . TYPES OF AWARDS	10

6.1. Stock Options.	10
6.2. Stock Appreciation Rights.	14
6.3. Restricted Stock.	15
6.4. Restricted Stock Units.	16
6.5. Other Stock-Based Awards.	16
6.6. Cash Awards.	17
6.7. Performance-Based Awards.	17

ARTICLE 7 . ADJUSTMENTS	20

7.1. Changes in Capitalization.	20
7.2. Change in Control.	20

ARTICLE 8 . GENERAL PROVISIONS APPLICABLE TO ALL AWARDS.	22

8.1. Transferability of Awards.	22
8.2. Termination of Status.	22
8.3. Withholding.	22
8.4. Conditions on Delivery of Stock.	23
8.5. Acceleration.	23

ARTICLE 9 . MISCELLANEOUS	24

9.1. No Right to Employment or Other Status.	24
9.2. No Rights as Stockholder.	24

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9.3. Amendment.	24
9.4. Compliance with Code Section 409A.	25
9.5. Governing Law.	25

Salix Amended and Restated 2014 Stock Incentive Plan	Table of Contents

ARTICLE 1.   INTRODUCTION

1.1.	Purpose of the Plan.

The Plan is intended to enhance the Company’s ability to attract, retain and motivate the best available employees, officers, directors, consultants, and advisors, and to provide them with equity ownership opportunities and performance-based incentives that are intended to align their interests with those of the Company’s stockholders and to promote the success of the Company’s business. The Plan succeeds the Company’s 2005 Stock Plan, and no awards shall be granted under that plan on or after the effective date of this Plan.

1.2.	Nature of Awards.

The Plan permits the grant of Stock Options, Stock Appreciation Rights, shares of Restricted Stock, Restricted Stock Units, and any other form of award based on the value (or the increase in value) of shares of the common stock of the Company. The Plan also permits cash incentive awards. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Compensation Committee need not treat Participants uniformly.

1.3.	Effective Date and Term of Plan.

The Plan is effective as of June 13, 2014. No Awards shall be granted under the Plan after June 12, 2024 (or such earlier date as may apply under applicable law), but Awards previously granted may extend beyond that date.

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ARTICLE 2.   DEFINITIONS AND CONSTRUCTION

2.1.	Definitions.

When used in this Plan, the following terms shall have the meanings set forth below, unless the context clearly requires a different meaning:

(a)	“Award” means an award issued under the Plan.

(b)	“Award Certificate” means the agreement, certificate or other document evidencing an Award, which shall be in such form (written, electronic or otherwise) as the Compensation Committee shall determine.

(c)	“Board” means the Board of Directors of the Company.

(d)	“Change in Control” means:

(1)	any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than the Company, any subsidiary of the Company or any employee benefit plan of the Company or any subsidiary of the Company) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of members of the Board (securities of any entity entitled to vote generally in the election of members of the board of directors of such entity are referred to herein as “Voting Stock”); provided that a transaction will not be deemed to constitute a Change in Control if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction or (B) immediately following such transaction, no “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company;

(2)	during any period of two consecutive years, individuals who at the beginning of such period constituted the Board

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(together with any new directors whose election by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the members of the Board then still in office who were either members of the Board at the beginning of such period or whose election or nomination for election was previously so approved) cease, for any reason, to constitute at least a majority of the Board then in office;

(3)	the consummation of any merger or consolidation of the Company with or into another entity or the merger of another entity with or into the Company; provided that, a merger or consolidation will not be deemed to constitute a Change in Control if the shares of the Company’s Voting Stock outstanding immediately prior to such merger or consolidation constitute, or are converted into or exchanged for, securities representing more than 50% of the Voting Stock of (i) the surviving entity in such merger or consolidation (the “Surviving Entity”) or (ii) a holding company of which such Surviving Entity is a direct or indirect wholly owned subsidiary, in each case immediately after such merger or consolidation;

(4)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way or merger or consolidation), in one or a series of transactions, of all or substantially all of the assets of the Company (on a consolidated basis) to any “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act); or

(5)	the adoption of any plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, (i) the transfer of assets between or among the Company and its subsidiaries shall not itself constitute a Change in Control, (ii) the term Change in Control shall not include a merger or consolidation of the Company with or into, or the sale, transfer, conveyance or other disposition of all or substantially all of the assets of the Company to, an affiliate of the Company incorporated or organized solely for the purpose or reincorporating or reorganizing the Company in another jurisdiction and/or for the sole purpose of forming, collapsing or dissolving a holding company structure, (iii) a “person” (as that term is used in Sections 13(d) and 14(d) of the Exchange Act) shall not be deemed to have beneficial ownership of

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securities subject to a stock purchase agreement, merger agreement or similar agreement (or voting or option agreement related thereto) until the consummation of the transactions contemplated by such agreement and (iv) in no event shall a Change in Control be deemed to have occurred with respect to a holder of an Award, if such holder is part of a purchasing group that consummates the Change in Control transaction (such holder shall be deemed “part of a purchasing group” for purposes of this clause (iv) if he, she or it is either directly or indirectly an equity participant in the purchasing group (except for (A) passive ownership of less than 3% of the stock of the purchasing group, or (B) ownership of equity participation in the purchasing group which is otherwise not significant, as determined prior to the Change in Control by the Board).

(e)	“Code” means the Internal Revenue Code of 1986, as amended.

(f)	“Company” means Salix Pharmaceuticals, Ltd.

(g)	“Compensation Committee” shall mean the Compensation Committee of the Board.

(h)	“Disability” shall mean a disability within the meaning of the Company’s long-term disability plan in which the Participant participates or, if there is no such plan, the federal Social Security Act.

(i)	“Effective Date” means the first date set forth in Section 1.3.

(j)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.

(k)	“Fair Market Value” means the closing sales price (or the closing bid, if no sales were reported) for the primary trading session of a Share on the last market trading day before the time of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable. The Compensation Committee can substitute a particular time of day or other measure of “closing sale price” if appropriate because of unusual circumstances or can use weighted averages either on a daily basis or such longer period as complies with section 409A of the Code.

(l)	“Plan” means this Amended and Restated 2014 Stock Incentive Plan.

(m)	“Prior Plan” means the Salix Pharmaceuticals, Ltd., 2005 Stock Plan, as amended.

(n)	“Restricted Stock” means an Award granted pursuant to Section 6.3.

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(o)	“Restricted Stock Unit” means an Award granted pursuant to Section 6.4.

(p)	“Section” means a section of the Plan.

(q)	“Share” means a share of common stock of the Company.

(r)	“Stock Appreciation Right” or “SAR” means an Award granted pursuant to Section 6.2.

(s)	“Stock Option” means an Award granted pursuant to Section 6.1; a Stock Option can be either an “Incentive Stock Option” (if it complies with the requirements of Section 6.1(b)) or a “Nonqualified Stock Option” or “Nonstatutory Stock Option” (if it does not comply with the requirements of Section 6.1(b)).

(t)	“Ten Percent Stockholder” means a Participant who on the date of grant is treated under section 424(d) of the Code as owning stock (not including stock purchasable under outstanding options) possessing more than 10% of the total combined voting power of all classes of the stock of the Company or any parent or subsidiary of the Company as defined in section 424(e) or (f) of the Code.

2.2.	Construction.

When used in the Plan, (a) the terms “include” and “including” shall be deemed to include the phrase “but not limited to” and (b) masculine pronouns shall include the feminine.

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ARTICLE 3.   ELIGIBILITY

3.1.	In General.

Any natural person is eligible to be granted an Award if such individual is a current employee, officer, director, consultant, or advisor of the Company or any of the Company’s present or future parent or subsidiary corporations as defined in sections 424(e) or (f) of the Code or any other business venture (including, without limitation, a joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Compensation Committee (any such natural person granted an Award, a “Participant”).

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ARTICLE 4.   ADMINISTRATION OF THE PLAN

4.1.	In General.

(a)	The Plan will be administered by the Compensation Committee. The Compensation Committee shall have discretionary authority to grant Awards and determine recipients and terms of any Awards, and to adopt, amend and repeal administrative rules, guidelines and practices relating to the Plan.

(b)	The Compensation Committee shall have full discretionary authority to:

(1)	to select the employees, officers, directors, consultants, or advisors to whom Awards may be granted;

(2)	to determine whether and to what extent Awards are granted;

(3)	to determine the number of shares of common stock subject to any Award;

(4)	to approve forms of Award Certificate for use under the Plan;

(5)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award (including the exercise price and any restriction or limitation, or any vesting acceleration or waiver of forfeiture restrictions and the form of consideration to be paid to the Company for the exercise of any Stock Option, SAR or purchase of Shares with respect to an Award);

(6)	to determine the time or times when each Stock Option or SAR shall become exercisable and the duration of the exercise period;

(7)	to determine whether restrictions are to be imposed on Shares subject to Awards and the nature of such restrictions, if any;

(8)	to determine whether, to what extent and under what circumstances common stock and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant (including providing for and determining the amount, if any, of any deemed earnings on any deferred amount during any deferral period);

(9)	to construe and interpret the terms of the Plan and Awards;

(10)	to institute an option exchange program;

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(11)	to determine all facts necessary to administer the Plan and any Award or Award Certificate; and

(12)	to make all other determinations necessary or advisable for the administration of the Plan.

(c)	The Compensation Committee shall have the discretion to correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award Certificate in the manner and to the extent it shall deem necessary or advisable.

(d)	All decisions by the Compensation Committee shall be made in its sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award. No director or person acting pursuant to the authority delegated by the Compensation Committee shall be liable for any action or determination relating to or under the Plan made in good faith.

(e)	With respect to Awards made to directors, the Board shall also have the authority described in this Section 4.1 and Section 8.5.

4.2.	Delegation to Committees and Officers.

(a)	To the extent permitted by applicable law, the Compensation Committee may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Company’s management.

(b)	To the extent permitted by applicable law and subject to any limitations under the Plan, the Compensation Committee may delegate to one or more officers of the Company the power (1) to grant Awards to any individual eligible under Section 3.1 other than a director or executive officer and (2) to exercise such other powers under the Plan as the Compensation Committee may determine; provided further, however, that no officer shall be authorized to grant Awards to himself or herself.

(c)	All references in the Plan to the “Compensation Committee” shall mean the Compensation Committee or a committee of the Board (or the Company’s management) or the officers referred to in Section 4.2(b) to the extent that the Compensation Committee’s powers or authority under the Plan have been delegated to such committee or officers.

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ARTICLE 5.   STOCK SUBJECT TO THE PLAN

5.1.	Number of Shares.

(a)	Subject to adjustment under ARTICLE 7, Awards may be made under the Plan for up to 1,500,000 Shares, plus any shares subject to the Prior Plan that remain available for grant as of the Effective Date. All of the Shares available for Awards under the Plan can be issued as Incentive Stock Options.

(b)	If any Award expires or is terminated, surrendered or canceled without having been fully exercised, is forfeited in whole or in part, or results in any Shares not being issued, the unused Shares covered by such Award shall again be available for the grant of Awards under the Plan, except to the extent prohibited by law. Shares issued under the Plan shall consist of authorized but unissued shares.

5.2.	Substitute Awards.

(a)	In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Compensation Committee may grant Awards in substitution for any options or other stock or stock-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Compensation Committee deems appropriate in the circumstances.

(b)	Substitute Awards shall not count against the overall share limit set forth in Section 5.1, except as may be required by reason of section 422 and related provisions of the Code.

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ARTICLE 6.   TYPES OF AWARDS

6.1.	Stock Options.

(a)	In General. The Compensation Committee may grant options to purchase Shares and determine the number of Shares to be covered by each option, the exercise price of each option and the conditions and limitations applicable to the exercise of each option, including conditions relating to applicable federal or state securities laws, as it considers necessary or advisable. A Stock Option that is not intended to be an Incentive Stock Option shall be designated as a “Nonstatutory Stock Option” or a “Nonqualified Stock Option.”

(b)	Incentive Stock Options.

(1)	A Stock Option that the Compensation Committee intends to be an Incentive Stock Option shall only be granted to employees of the Company or any of the Company’s present or future parent or subsidiary corporations as defined in sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code, and shall be subject to and construed consistently with the requirements of section 422 of the Code.

(2)	A Stock Option that is intended to be an Incentive Stock Option shall be treated as a Nonqualified Stock Option to the extent that, in the calendar year in which the Award is first exercisable, the aggregate Fair Market Value of the Shares subject to the Award (when added to other awards granted to the same individual that are intended to be Incentive Stock Options under the Plan or any other plan maintained by the Company and certain related corporations) exceeds $100,000 or such other limitation as might apply under section 422 of the Code.

(3)	The Company shall have no liability to a Participant, or any other party, if a Stock Option (or any part thereof) that is intended to be an Incentive Stock Option is not an Incentive Stock Option, or for any action taken by the Compensation Committee, including without limitation the conversion of an Incentive Stock Option to a Nonstatutory Stock Option.

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(c)	Exercise Price.

(1)	The Compensation Committee shall establish the exercise price of each Stock Option and specify the exercise price in the applicable Award Certificate.

(2)	The exercise price of a Stock Option shall not be less than 100% of the Fair Market Value of a Share on the date the Stock Option is granted, except that, if any Incentive Stock Option is granted to a Ten Percent Stockholder, the exercise price shall not be less than 110% of the Fair Market Value of a Share on the date such Incentive Stock Option is granted. The 100% and 110% limitation in this Section 6.1(c)(2) shall automatically adjust to the extent required by section 422 of the Code.

(d)	Term of Stock Options.

(1)	Each Stock Option shall be exercisable at such times and subject to such terms and conditions as the Compensation Committee may specify in the applicable Award Certificate; except that no Stock Option shall be granted for a term of more than 10 years. Incentive Stock Options issued to a Ten Percent Stockholder shall not have a term of more than 5 years.

(2)	If a Participant’s status as an employee or consultant terminates for any reason other than by reason of death or Disability, such Participant may, but only within thirty (30) days (or such other period of time, not exceeding three (3) months in the case of an Incentive Stock Option or six (6) months in the case of a Nonstatutory Stock Option, as is determined by the Compensation Committee) after the date of such termination (but in no event later than the date of expiration of the term of such Stock Option as set forth in the Award Certificate), exercise his or her Stock Option to the extent that he or she was entitled to exercise it at the date of termination. To the extent that the Participant was not entitled to exercise the Stock Option at the date of termination, or if the Participant does not exercise the Stock Option within the time specified herein, the Stock Option shall terminate.

(3)	No Stock Option shall permit the Participant to defer receipt of compensation on the Stock Option beyond the date of exercise, unless the Compensation Committee expressly determines that such Stock Option shall be subject to section 409A of the Code.

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(e)	Exercise of Stock Option.

(1)	Stock Options may be exercised by delivery to the Company of a written notice of exercise in the form attached to, or the manner described in, the Award Certificate or by any other form of notice (including electronic notice) or such other manner approved by the Compensation Committee, together with payment in full for the number of shares for which the Stock Option is exercised. Shares subject to the Stock Option will be delivered by the Company as soon as practicable following exercise. A Stock Option may not be exercised for a fraction of a Share.

(2)	A Stock Option shall be deemed to be exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Stock Option by the person entitled to exercise the Stock Option and full payment for the Shares with respect to which the Stock Option is exercised has been received by the Company. Full payment may, as authorized by the Compensation Committee, consist of any consideration and method of payment allowable under Section 6.1(f). Until the issuance (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) of the stock certificate evidencing such Shares, no right to vote or receive dividends or any other rights as a stockholder shall exist with respect the Shares, notwithstanding the exercise of the Stock Option. The Company shall issue (or cause to be issued) such stock certificate promptly upon exercise of the Stock Option. No adjustment will be made for a dividend or other right for which the record date is before the date the stock certificate is issued.

(3)	Exercise of a Stock Option in any manner shall result in a decrease in the number of Shares which thereafter may be available, both for purposes of the Plan and for sale under the Stock Option, by the number of Shares as to which the Stock Option is exercised.

(f)	Payment Upon Exercise.

Shares purchased upon the exercise of a Stock Option granted under the Plan shall be paid for as follows:

(1)	in cash or by check, payable to the Company;

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(2)	if provided in the applicable Award Certificate, by (A) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (B) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)	authorization to the Company to retain from the total number of Shares as to which the Option is exercised that number of Shares having a Fair Market Value on the date of exercise equal to the exercise price for the total number of Shares as to which the Option is exercised;

(4)	to the extent provided for in the applicable Award Certificate or approved by the Compensation Committee, by delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value, provided (A) such method of payment is then permitted under applicable law, (B) such Shares, if acquired directly from the Company, were owned by the Participant for such minimum period of time, if any, as may be established by the Compensation Committee, and (C) such Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(5)	to the extent permitted by applicable law and provided for in the applicable Award Certificate, by (1) delivery of a promissory note of the Participant to the Company on terms determined by the Compensation Committee, or (2) payment of such other lawful consideration as the Compensation Committee may determine;

(6)	as determined by the Compensation Committee, such other consideration and method of payment for the issuance of Shares to the extent permitted under applicable laws; or

(7)	by any combination of the above-permitted forms of payment.

(g)	Disability of Participant.

(1)	If a Participant’s status as an employee or consultant terminates by reason of the Participant’s Disability, all unvested Stock Options shall immediately vest, and the Participant may, but

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only within twelve (12) months (or such shorter period of time as is determined by the Compensation Committee) from the date of such termination (but in no event later than the date of expiration of the term of such Stock Option), exercise his or her Stock Option.

(2)	To the extent that the Participant does not exercise a Stock Option within the time specified above, the Stock Option shall terminate.

(h)	Death of Participant.

(1)	If a Participant’s status as an employee or consultant terminates by reason of the Participant’s death, all unvested Stock Options held by the Participant shall immediately vest, and the Stock Options may be exercised, at any time within twelve (12) months (or such shorter period of time as is determined by the Compensation Committee) following the date of death (but in no event later than the date of expiration of the term of such Stock Option as set forth in the Award Certificate), by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance; or

(2)	If a Participant dies within thirty (30) days (or such other period of time not exceeding three (3) months as is determined by the Compensation Committee) after his or her status as an employee or consultant terminates, the Stock Options may be exercised, at any time within twelve (12) months (or such shorter period of time as is determined by the Compensation Committee) following the date of death (but in no event later than the date of expiration of the term of such Stock Option as set forth in the Award Certificate), by the Participant’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent that the right to exercise had accrued as of the date of termination or cessation.

6.2.	Stock Appreciation Rights.

(a)	In General. A Stock Appreciation Right is an Award in the form of a right to receive cash or a Share, upon surrender of the Stock Appreciation Right, in an amount equal to the appreciation in the value of the Share over a base price established in the Award. The Committee may grant Stock Appreciation Rights either independently of Stock Options, or in tandem with Stock Options such that the exercise of the Stock Option or Stock Appreciation Right cancels the tandem Stock Appreciation Right or Stock Option.

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(b)	Exercise Price. The minimum base price of a Stock Appreciation Right granted under the Plan shall be the price set forth in the applicable Award Certificate, or, in the case of a Stock Appreciation Right related to a Stock Option (whether already outstanding or concurrently granted), the exercise price of the related Stock Option.

(c)	Term, Exercise, Payment, Etc. The provisions of Section 6.1(d) shall generally apply to Stock Appreciation Rights, as applicable.

6.3.	Restricted Stock.

(a)	In General. The Compensation Committee may grant Awards of Restricted Stock. The Compensation Committee shall determine the terms and conditions of a Restricted Stock Award, including the conditions for vesting and repurchase (or forfeiture), the issue price (if any) and whether the Shares shall be entitled to exercise voting or other rights associated with ownership of a Share.

(b)	Dividends. Unless otherwise provided by the Compensation Committee, Participants holding Restricted Stock will be eligible to receive all dividends paid with respect to such Shares. If any dividends or distributions are paid in shares, or consist of a dividend or distribution to holders of Shares other than an ordinary cash dividend, the shares or other property will be subject to the same restrictions on transferability and forfeitability as the Restricted Stock with respect to which they were paid. Each dividend payment will be made no later than the end of the calendar year in which the Restricted Stock on which such dividends are paid vests or, if later, the 15th day of the third month following the date on which the Restricted Stock on which such dividends are paid vests.

(c)	Stock Certificates. The Company may require that any stock certificates issued for shares of Restricted Stock be deposited in escrow by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). At the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant. If the Participant has died before the certificates are delivered, the certificates shall be delivered to the beneficiary designated by the Participant under the Plan and on file with the Company (or its designee) before the Participant’s death. If there is no such valid beneficiary designation, the Participant’s estate shall be the beneficiary.

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(d)	Termination of Employment. If a Participant’s status as an employee or consultant terminates for any reason other than by reason of death or Disability, any Award of Restricted Stock that remains subject to restrictions shall immediately terminate, and the Participant shall not receive any Shares or be entitled to any payment or other consideration. If a Participant’s status as an employee or consultant terminates by reason of his or her death or Disability, all restrictions on Awards of Restricted Stock shall immediately lapse and the Participant (or his or her estate or other beneficiary) shall receive the applicable Shares.

6.4.	Restricted Stock Units.

(a)	The Compensation Committee may grant Restricted Stock Units to any Participant subject to the same conditions and restrictions as the Compensation Committee would have imposed in connection with any Award of Restricted Stock. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one Share. Restricted Stock Units may be paid at such time as the Compensation Committee may determine and payments may be made in a lump sum or in installments, in cash, Shares, or any combination thereof, as determined by the Compensation Committee.

(b)	If a Participant’s status as an employee or consultant terminates for any reason other than by reason of death or Disability, any Award of Restricted Stock Units that remains unvested shall immediately terminate, and the Participant shall not receive any Shares or be entitled to any payment or other consideration. If a Participant’s status as an employee or consultant terminates by reason of his or her death or Disability, all Awards of Restricted Stock Units shall immediately vest and the Participant (or his or her estate or other beneficiary) shall receive the applicable payment.

6.5.	Other Stock-Based Awards.

Other Awards that are valued in whole or in part by reference to, or are otherwise based on, Shares or other property, may be granted under the Plan to Participants. To the extent permitted by law, such other Share Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share Awards may be paid in Shares or cash, as the Compensation Committee shall determine. Subject to the provisions of the Plan, the Compensation Committee shall determine the terms and conditions of each other Share Award.

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6.6.	Cash Awards.

Cash Awards are Awards that provide Participants with the opportunity to earn a cash payment based upon the achievement of one or more performance goals for a performance period determined by the Compensation Committee. For each performance period, the Compensation Committee shall determine the relevant performance criteria, the performance goal for each performance criterion, the level or levels of achievement necessary for Awards to be paid, the weighting of the performance goals if more than one performance goal is applicable, and the size of the Awards.

6.7.	Performance-Based Awards.

(a)	In General. Any of the Awards listed in ARTICLE 6 may be granted as Awards that satisfy the requirements for “performance-based compensation” within the meaning of section 162(m) of the Code. The performance goals must be established by the Compensation Committee and may be for the Company, or a Company subsidiary, affiliate or other Company operating unit or department, or a combination of such units or departments. The performance goal shall be based on one or more performance criteria selected by the Compensation Committee. With the exception of any Stock Option or Stock Appreciation Right, an Award that is intended to satisfy the requirements of a performance-based Award shall be so designated at the time of grant.

(b)	Limits. The maximum aggregate number of shares of Stock for which performance-based Awards may be issued under this Section 6.7 in any calendar year to an individual Participant shall not exceed 500,000, the maximum amount that may be earned as a Cash Award for a performance period for a single calendar year by any individual Participant is $2,000,000, and the maximum amount that may be earned as a Cash Award for a performance period of greater than a single calendar year by any individual Participant is $2,000,000.

(c)

Performance Criteria. In the case of Awards intended to qualify as performance-based Awards, the performance criteria shall be selected only from among the following: production growth; reserve growth; reserve replacement; lease operating expense; revenue growth; finding/development costs; net sales; operating income; pre- or after-tax income; operating profit minus capital charges; cash flow, including operating cash flow, free cash flow, cash flow return on equity and cash

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flow return on investment; net income; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization; return on equity; return on invested capital; return on assets; economic value added (or an equivalent measure); share price performance; total stockholder return; improvement in or achievement of expense levels; improvement in or achievement of working capital levels; innovation as measured by a percentage of sales of new products; market share; productivity ratios; completion and/or integration of acquisitions of businesses or companies; completion of divestitures and asset sales; sales goals, measured in an aggregate or on a product-specific basis; research and development goals, including development and marketing milestones, and the completion of Phase II and Phase III studies; developing and strengthening the Company’s intellectual property, including filing new patent applications or the licensing of patents; and any combination of any of the foregoing business criteria. Any of the performance criteria may be used to measure the performance of the Company, a subsidiary, and/or affiliate as a whole or any business unit of the Company, a subsidiary, and/or affiliate or any combination thereof, as the Compensation Committee may deem appropriate, or any of the above performance criteria as compared to the performance of a group of comparator companies, or published or special index that the Compensation Committee deems appropriate. The Compensation Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of the performance criteria specified in this Section 6.7.

(d)	Application to Stock Options and Stock Appreciation Rights. Notwithstanding anything contained in this Section 6.7 to the contrary, Stock Options and Stock Appreciation Rights need not satisfy the specific performance criteria described in this Section 6.7 in order to qualify as performance-based Awards under this section 162(m) of the Code.

(e)	Time for Establishing Performance Goals. The specific performance goal(s) and the applicable performance criteria must be established by the Compensation Committee in advance of the deadlines applicable under section 162(m) of the Code and while the achievement of the performance goal(s) remains substantially uncertain.

(f)

Committee Certification and Payment of Awards. Before any performance-based Award (other than Stock Options and Stock Appreciation Rights) is paid, the Compensation Committee must certify in writing (by resolution or otherwise) that the applicable performance goal(s) and any other material terms of the Award have

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been satisfied. Unless otherwise provided by the Compensation Committee, performance-based Awards shall be paid as soon as practicable after the Compensation Committee has certified that the applicable goals and terms of such awards have been satisfied, but in no event later than the fifteenth (15th) day of the third month following the end of the performance period to which the award relates (absent a timely election to defer such Award under a deferred compensation plan, if any, maintained by the Company). Notwithstanding the foregoing, to the extent an amount was intended to be paid so as to qualify as a short-term deferral under section 409A of the Code and the applicable regulations, then such payment may be delayed if the requirements of Treas. Reg. 1.409A-1(b)(4)(ii) are met. In such case, payment of such deferred amounts must be made as soon as reasonably practicable following the first date on which the Company anticipates or reasonably should anticipate that, if the payments were made on such date, the Company’s deduction with respect to such payment would no longer be restricted due to the applicability of section 162(m) of the Code.

(g)	Terms and Conditions of Awards; Committee Discretion to Reduce Performance Awards. The Compensation Committee shall have discretion to determine the conditions, restrictions or other limitations, in accordance with, and subject to, the terms of the Plan and section 162(m) of the Code, on the payment of individual Awards under this Section 6.7. To the extent set forth in an Award Certificate, the Compensation Committee may reserve the right to adjust the amount payable in accordance with any standards or on any other basis (including the Compensation Committee’s discretion), as the Compensation Committee may determine; provided, however, that, in the case of Awards intended to qualify as performance-based Awards, such adjustments shall be prescribed in a form that meets the requirements of section 162(m) of the Code.

(h)	Adjustments for Material Changes. To the extent the Compensation Committee makes adjustments in accordance with ARTICLE 7 that affect Awards intended to be performance-based Awards under this Section 6.7, such adjustments shall be prescribed in a form that meets the requirements of section 162(m) of the Code.

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ARTICLE 7.   ADJUSTMENTS

7.1.	Changes in Capitalization.

In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Shares other than an ordinary cash dividend, (a) the number and class of securities available under this Plan, (b) the number and class of securities and exercise price per Share of each outstanding Stock Option, (c) the number of Shares subject to each outstanding Restricted Stock Award, and (d) the terms of each other outstanding Award shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Compensation Committee. Without limiting the generality of the foregoing, if the Company effects a split of the Shares by means of a stock dividend and the exercise price of and the number of Shares subject to an outstanding Stock Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises a Stock Option between the record date and the distribution date for such stock dividend shall be entitled to receive, on the distribution date, the stock dividend with respect to the Shares acquired upon such Stock Option exercise, notwithstanding the fact that such Shares were not outstanding as of the close of business on the record date for such stock dividend.

7.2.	Change in Control.

(a)	In the event of a Change in Control, all outstanding Awards and any restricted Shares acquired on the exercise of an Award shall either:

(1)	be assumed or an equivalent award shall be substituted by such successor corporation or a parent or subsidiary of such successor corporation, and no additional vesting or waiver of forfeiture restrictions shall occur as a result of the Change in Control unless the Award holder is terminated other than for “cause” or quits for “good reason,” as those terms are defined in the relevant Award Certificate, during the three-year period beginning on the date of the Change in Control, in which case any Awards and any restricted Shares acquired on the exercise of such an Award shall become vested and immediately and fully exercisable, and all forfeiture restrictions shall be waived, or

(2)	if not so assumed or substituted, become vested and immediately and fully exercisable, and all forfeiture restrictions shall be waived, and may terminate ten (10) days after the Compensation Committee shall notify the holder of such vesting and termination.

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(b)	For the purposes of this Section, the Award shall be considered assumed if, following the merger or sale of assets, the Award confers the right to purchase or receive, for each Share subject to the Award immediately before the merger or sale of assets, the consideration (whether stock, cash, or other securities or property) received in the merger or sale of assets by holders of common stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the merger or sale of assets is not solely common stock of the successor corporation or its parent, the Compensation Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of the Award, for each Share subject to the Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by holders of common stock in the merger or sale of assets.

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ARTICLE 8.   GENERAL PROVISIONS APPLICABLE TO ALL AWARDS.

8.1.	Transferability of Awards.

Except as the Compensation Committee may otherwise determine or provide in an Award Certificate, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution or, other than in the case of an Incentive Stock Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees.

8.2.	Termination of Status.

Except to the extent provided in an Award Certificate or as set forth above, the Compensation Committee shall determine the effect on an Award of the Disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Beneficiary, may exercise rights under the Award. Notwithstanding anything contained in the Plan to the contrary, subject to section 409A of the Code, a change in status from employee to consultant or from consultant to employee will not constitute a termination of employment.

8.3.	Withholding.

The Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of Shares under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding. Payment of withholding obligations is due before the Company will issue any Shares on exercise or release from forfeiture of an Award or, if the Company so requires, at the same time as is payment of the exercise price unless the Company determines otherwise. To the extent not otherwise provided for in an Award Certificate or approved by the Compensation Committee, a Participant shall satisfy such tax obligations in whole or in part by delivery of a portion of the Award creating the tax obligation, valued at Fair Market Value; provided, however, except as otherwise provided by the Compensation Committee, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable

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income). Shares surrendered to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

8.4.	Conditions on Delivery of Stock.

The Company will not be obligated to deliver any Shares pursuant to the Plan or to remove restrictions from Shares previously delivered under the Plan until (a) all conditions of the Award have been met or removed to the satisfaction of the Company, (b) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

8.5.	Acceleration.

The Compensation Committee or its delegee may at any time provide that any Award shall become immediately exercisable in full or in part, free of some or all restrictions or conditions, or otherwise realizable in full or in part, as the case may be.

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ARTICLE 9.   MISCELLANEOUS

9.1.	No Right to Employment or Other Status.

No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award Certificate.

9.2.	No Rights as Stockholder.

Subject to the provisions of the applicable Award Certificate and except as provided in Section 6.3, no Participant or beneficiary shall have any rights as a stockholder with respect to any Shares to be distributed with respect to an Award until becoming the record holder of such shares.

9.3.	Amendment.

(a)	Amendment of the Plan. The Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time; provided, however, that the Compensation Committee may not effect such modification or amendment without approval of the Company’s stockholders if:

(1)	At the time of the amendment such approval is required under (A) section 422 of the Code or any successor provision with respect to Incentive Stock Options, (B) the listing standards of the exchange on which the Company’s common stock is at the time primarily traded, or (C) any other applicable law or regulation, or

(2)	Such amendment will result in (A) the downward repricing of any Stock Option or SAR, (B) the cancellation of a Stock Option or SAR in exchange for new a Stock Option or SAR with a lower exercise price, (C) the substitution of a full value Award for a Stock Option or SAR that has an exercise price below the Fair Market Value of a Share at the time of the substitution (an “underwater Stock Option or SAR”), or (D) the buyback or buyout of an underwater Stock Option or SAR in exchange for cash or a new Award.

Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 9.3 shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at

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the time the amendment is adopted, provided the Compensation Committee determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan.

(b)	Amendment of Award. Subject to the terms of 9.3(a), the Compensation Committee may amend, modify or terminate any outstanding Award, including but not limited to, substituting another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Stock Option to a Nonstatutory Stock Option. The Participant’s consent to such action shall be required unless the Compensation Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant’s rights under the Plan.

9.4.	Compliance with Code Section 409A.

No Award shall provide for a deferral of compensation within the meaning of section 409A of the Code, unless the Compensation Committee, at the time of grant, specifically provides that the Award is intended to be subject to section 409A of the Code. If an Award is intended to be subject to section 409A, the following provisions shall apply except to the extent that a contrary provision is included in the Award Certificate: (a) such Award shall be payable on the earlier of a “change in control” or the Participant’s “separation from service” with the Company and (2) any payment made to a Participant who is a “specified employee” of the Company shall not be made before such date as is six months after the Participant’s “separation from service” to the extent required to avoid the adverse consequences of Section 409A of the Code. For purposes of this Section 9.4, the terms “change in control,” “separation from service” and “specified employee” shall have the meanings set forth in section 409A and the applicable Treasury regulations. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, section 409A is not so exempt or compliant or for any action taken by the Compensation Committee.

9.5.	Governing Law.

The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than such state.

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